UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Frequently Asked Questions from PAETEC Employees

August 5, 2011

Introductory Note: Following the announcement on Monday, August 1, 2011, that PAETEC Holding Corp. and Windstream Corporation have entered into a merger agreement, PAETEC has received many questions from its employees regarding the proposed transaction. Detailed information about the merger transaction will be contained in documents to be filed with the Securities and Exchange Commission (SEC), as explained at the end of this FAQ. Until those documents are filed, we will respond to your questions through these FAQ alerts.

The Transaction

1.	I’ve heard that PAETEC was sold for both $891 million and $2.3 billion. Which is correct?

There are different ways financial analysts assess a transaction. As described in the August 1, 2011 press release announcing the planned transaction, Windstream expects to issue approximately 73 million shares of stock valued at approximately $891 million based on Windstream’s closing stock price on July 29, 2011. Windstream also will assume PAETEC’s net debt of approximately $1.4 billion at the time of closing. The equity and debt together add up to the total transaction value of approximately $2.3 billion.

2.	I’ve heard that Windstream and PAETEC have been negotiating a transaction since signing an NDA in 2009?

In 2009, we had preliminary discussions with Windstream on another potential merger transaction. Following our standard practice, at that time we signed a non-disclosure agreement (NDA) with Windstream so that any information we shared would be kept confidential. Our 2009 discussions were brief, were quickly terminated and were unrelated to the current discussions that led to the recent announcement. We will not be providing details on the current discussions until the documents are filed with the SEC, which will contain information about those discussions.

3.	We have heard that the transaction will definitely close on November 1, 2011, is that correct?

The transaction is subject to several closing conditions, including receipt of necessary approvals from federal and state regulators and PAETEC shareholder approval. The transaction is expected to close within six months and no definitive date for closing has been set.

Treatment of PAETEC stock and stock options

4.	How will PAETEC stock held by employees, as well as employee stock options and other equity awards, be treated in the transaction?

Under the merger agreement between PAETEC and Windstream, each share of PAETEC common stock outstanding immediately before the merger will be converted into .460 shares of Windstream stock. The .460 number is referred to as the “exchange ratio.” As an example, if an employee owns 1,000 shares of PAETEC common stock at the time of the closing of the merger, the employee would receive 460 shares of Windstream stock after the closing.

The merger agreement also provides that each outstanding unexpired and unexercised option to purchase or acquire a share of PAETEC common stock, whether vested or unvested, will be assumed by Windstream and converted into an option to purchase Windstream common stock. The same .460 exchange ratio will be applied to convert outstanding PAETEC options into Windstream options. The exchange ratio will be applied both to the number of shares subject to the option that is converted and to the exercise price of that option. As an example, if an employee has an outstanding option to purchase 1,000 shares of PAETEC stock at an exercise price of $1.00 per option at the time of the closing of the transaction, the option would be converted into an option to purchase 460 shares of Windstream stock at an exercise price of $2.17. The duration and other terms applicable to the option, including the vesting schedule, would remain unchanged as a result of Windstream’s assumption and conversion of the option.

5.	What will happen to the PAETEC Employee Stock Purchase Plan (ESPP)?

The current offering period for the ESPP ends on September 30, 2011. PAETEC will not be offering the ESPP for the final quarter of 2011 and the ESPP will be terminated as of the merger closing date. If you are currently enrolled in the July 1 through September 30, 2011 offering period, you will purchase shares as normal on September 30, 2011.

PAETEC Employment Questions

6.	In connection with the Windstream transaction, will there be layoffs?

In some cases, as with previous mergers, some positions are duplicated between companies. We will be working with our counterparts at Windstream to provide as much advance notice as possible regarding affected positions. No layoffs by PAETEC in connection with the Windstream transaction will occur before the date of the closing.

7.	If my employment ends as part of the Windstream transaction, what severance benefits will I be eligible for?

For PAETEC employees, Windstream has agreed to honor the terms set forth in the PAETEC Involuntary Severance Pay Plan for a period of twelve months following the merger closing. That means that affected employees will be eligible for the benefits as outlined in that plan. PAETEC’s Involuntary Severance Pay Plan is available on the Benefits section of InSight or may be directly accessed through this link: PAETEC’s Involuntary Severance Pay Plan.

8.	I see an open position at Windstream for which I would like to apply. May I do that?

PAETEC employees may choose to apply for Windstream positions. However, if a PAETEC employee is hired before the merger closing, that employee would forfeit any benefit from remaining with PAETEC through the closing date and then accepting a position in the combined PAETEC/Windstream organization, such as bridging of service, assumption of PAETEC options and corporate bonus eligibility.

9.	Will we receive a company bonus for 2011?

Windstream and PAETEC have agreed that the PAETEC will be entitled to pay, as of the date of the merger closing, the annual cash bonuses earned by PAETEC employees for 2011. If the transaction closes prior to December 31, 2011, the bonuses will be pro-rated to cover the entire period before the merger closing. The bonuses will be paid only to those employees who remain with PAETEC through the closing date. As a reminder, the PAETEC bonus plan is performance–based, so we encourage all employees to keep up the good work towards achievement of the bonus targets (i.e. adjusted EBITDA, revenue and Net Promoter Score) to fund the bonus for 2011 and to achieve the individual performance level required for a bonus. The bonus plan is available on InSight under the Compensation section of Human Resources page, or may be accessed through this link: 2011 Bonus Plan Summary.

10.	Will the transition of the Hiawatha NOC and the Palm Harbor Customer Care center continue?

Yes, both transitions are currently underway and are planned to continue.

11.	If I stay with Windstream, will my service be bridged?

Yes.

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12.	Will the Chairman’s Club Trip to Puerto Rico in April 2012 still happen?

Yes, both PAETEC and Windstream have decided to continue separately with their respective planned sales recognition trips, including PAETEC’s Chairman’s Club in Puerto Rico. Of course, to attend, PAETEC sales personnel must continue to meet the eligibility requirements for the Chairman’s Club trip.

* * * * *

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.